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                                                                    EXHIBIT 99.1

[NEON SYSTEMS, INC. LOGO]

For Immediate Release

CONTACT:
Steve Odom
NEON Systems, Inc.
(281) 634-8253 (U.S.)
Fax (281) 242-3880
steveo@neonsys.com


                           CEO OF NEON SYSTEMS RESIGNS


SUGAR LAND, TX (JANUARY 9, 2001) - NEON(R) Systems, Inc. (Nasdaq:NESY), a leading provider of eBusiness Integration solutions, today announced that Joe Backer has resigned as the NEON Systems chief executive officer and member of the board of directors. Current President and Chief Operating Officer, Steve Odom, will serve as interim CEO for NEON Systems while a search for a permanent CEO is underway.

"On behalf of the employees and the Board of Directors, I would like to take this opportunity to thank Joe for his efforts as CEO of NEON Systems over the past five years, and wish him well in his future endeavors," commented John Moores, chairman of the NEON Systems Board of Directors.

NEON Systems also announced that its financial results for the three months ended December 31, 2000 will include one-time charges that are expected to approximate $5 million, primarily related to the above noted resignation.

ABOUT NEON SYSTEMS
NEON Systems, Inc. is a leading provider of eBusiness Integration solutions. The NEON Systems iWave(TM) Solution provides Global 2000 companies with complete eBusiness integration including data access, enterprise application integration
(EAI), and business-to-business (B2B) capabilities. The iWave Solution set delivers integrated, global information sharing in complex cross-platform, multi-functional environments, including System/390 mainframes, UNIX, Linux, Windows NT and 2000 systems. Headquartered in Sugar Land (Houston), Texas, NEON Systems has sales, support, and distributor offices around the world. The NEON Systems' website can be visited at www.neonsys.com.


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This press release contains both historical information and forward-looking information. Numerous important factors affect NEON Systems' operating results and could cause its future results to differ materially from the results indicated in this press release or in any other forward-looking statements made by, or on behalf of, NEON Systems, and there can be no assurance that future results will meet expectations. These factors include, but are not limited to, the following: 1) NEON Systems' revenue and earnings are subject to a number of factors, including the significant percentage of quarterly sales typically closed at the end of each quarter, that make estimation of operating results prior to the end of a quarter extremely uncertain; 2) competition for NEON Systems' products is at an all-time high and continues to increase for all product lines; 3) international results have been and remain volatile; 4) NEON Systems continues to depend on large enterprise license transactions as an integral part of its core mainframe business; 5) continued demand for significant additional mainframe MIPS capacity; 6) the uncertainties of whether new software products and product strategies, including Enterprise Application Integration and Business-to-Business, will be successful; 7) the ability to recruit and retain qualified personnel; and 8) the additional considerations and important risk factors described in the company's initial public offering prospectus filed with the Securities and Exchange Commission on March 5, 1999 and NEON Systems' subsequent securities filings, including filings on Form 10-Q and Form 10-K.

NEON is a registered trademark and the NEON logo is a trademark of NEON Systems, Inc.

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